Exhibit 107
Calculation of Filing Fee Tables
FORM S-3
(Form Type)
Charlotte’s Web Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares	457(c)(2)	6,119,121	0.3475(2)	$2,125,394.55(2)	0.00011020	$234.22

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			N/A	N/A	N/A	N/A

	Total Offering Amounts					$2,125,394.55	$0.00011020	$234.22

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$234.22
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, no par value per share (the “Common Shares”) of Charlotte’s Web Holdings, Inc. (the “Company”) that may become issuable upon any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding Common Shares.
(2) Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average high and low sales price of the Registrant’s Common Shares as reported by the OTCQX Best Market on May 1, 2023.